Exhibit 1.2
Vodafone Group Plc
U.S.$750,000,000
5.00% Notes due September 15, 2015
I, Neil Garrod, Deputy Group Treasurer of Vodafone Group Plc (the “Company”), pursuant to resolutions duly adopted by the Board of Directors of the Company on November 9, 2004 whereby, inter alia, certain officers of the Company were authorized to approve on behalf of the Company those terms of the issue of U.S.$750,000,000 aggregate principal amount of its 5.00% Notes due September 15, 2015 (the “Securities”) issued by the Company HEREBY APPROVE AND CONFIRM the following such terms:

Title of Securities:	5.00% Notes due 2015

Issue Price:	99.93%

Issue Date:	August 8, 2005

Principal Amount of Securities:	U.S.$750,000,000

Form of Securities:	The Securities will be issued in fully registered form and will be represented by two Global Securities which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co., and executed and delivered in substantially the form attached hereto as Exhibits A and B.

Maturity:	September 15, 2015

Interest Rate:	5.00%

Place of Payment, Paying Agent:	Citibank, N.A. Citibank Agency & Trust 388 Greenwich Street 14th Floor New York, NY 10013

Notices and Demands to Company:	Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN, England

Or

CT Corporation System 111 8th Avenue 13th Floor New York, NY 10011

Redemption Provisions:	Optional, in whole or in part, at the option of the Company, at any time in accordance with the redemption provisions set out in the forms of the note attached hereto as Exhibits A and B.

Further Issuances	The Company may, at its option, at any time and without the consent of the then existing holders of the Securities issue additional notes in one or more transactions subsequent to the date hereof with terms (other than the issuance date, issue price and, possibly, the first interest payment date) identical to the Securities. If such additional notes are issued with no more than a de minimis amount of original issue discount for United States federal income tax purposes, as defined in “Taxation— United States Federal Income Taxation— United States Holders—Original Issue Discount—General” in the Base Prospectus, dated December 18, 2003 (the “Base Prospectus”) (including by virtue of having been issued in a “qualified reopening” for United States federal income tax purposes), these additional notes will be deemed to be part of the same series as the Securities and will provide the holders of these additional notes the right to vote together with holders of the Securities.

Other Terms of the Securities:	The other terms of the Securities shall be substantially as set forth in the Indenture, dated February 10, 2000, the Base Prospectus, and the Prospectus Supplement, dated August 1, 2005 (the “Prospectus Supplement”) relating to the Securities and the forms of the note attached hereto as Exhibits A and B.

Dated: August 8, 2005

/s/ Neil Garrod
Name:	Neil Garrod
Title:	Deputy Group Treasurer